Free Writing Prospectus pursuant to Rule 433 dated December 1, 2023 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Enhanced Trigger Jump Securities Based on the Value of the Worst-Performing the Russell 2000® Index and the EURO STOXX 50® Index due June 16, 2028

Principal at Risk Securities

The Enhanced Trigger Jump Securities do not bear interest and are unsecured securities issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated December 1, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Downside threshold level:	with respect to each underlying index, 75.00% of such underlying index’s initial index value

		Index performance factor:	with respect to each underlying index, the final index value / initial index value

		Worst performing index performance factor:	the index performance factor of the worst performing underlying index
		Worst performing underlying index:	the underlying index with the lowest index performance factor
KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	CUSIP / ISIN:	40057XEL5 / US40057XEL55
Underlying indexes:	Russell 2000® Index (Bloomberg Symbol “RTY Index”) and EURO STOXX 50® Index (Bloomberg Symbol “SX5E Index”)	Estimated value range:	$885 to $945 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Pricing date:	expected to price on or about December 13, 2023	Hypothetical Payment at Maturity
Original issue date:	expected to be December 18, 2023	Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)*
Valuation date:	expected to be June 13, 2028
Stated maturity date:	expected to be June 16, 2028
Payment at maturity (for each $1,000 stated principal amount of your securities):

if the final index value of each underlying index is greater than or equal to its downside threshold level,

$1,000 + the greater of (i) $1,000 × the worst performing index percent change and (ii) the upside payment; or

if the final index value of any underlying index is less than its downside threshold level,

$1,000 × the worst performing index performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.

		200.000% 185.000%	200.000% 185.000%
		160.000%	160.000%
		144.250%	144.250%
		117.000%	144.250%
		100.000%	144.250%
		95.000%	144.250%
		75.000%	144.250%
Upside payment (set	at least $442.50 per security (at least 44.25% of the stated	74.999%	74.999%
on the pricing date):	principal amount)	70.000%	70.000%
Maximum payment	none	50.000%	50.000%
at maturity:		25.000%	25.000%
Index percent change:	with respect to each underlying index, (final index value –	0.000%	0.000%
	initial index value) / initial index value	* assumes an upside payment of $442.50 per security
Worst performing index percent change:	the index percent change of the worst performing underlying index
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the worst performing of the Russell 2000® Index and the EURO STOXX 50® Index as measured from the pricing date to and including the valuation date.

If the final index value of each underlying index is greater than or equal to its downside threshold level of 75.00% of its initial index value, the return on your securities will be positive and equal to the greater of (1) the worst of the index percent changes (with respect to each underlying index, the percentage change in its final index value from its initial index value) and (2) at least 44.25% (set on the pricing date). However, if the final index value of any underlying index is less than its downside threshold level, you will lose a significant portion or all of your investment.

The securities are for investors who seek the potential to earn a return of at least 44.25% if the final index value of each underlying index is greater than or equal to its downside threshold level, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value of any underlying index is less than its downside threshold level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 37, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 37, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 37, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated December 1, 2023
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 37 dated September 14, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, underlier supplement no. 37, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 37, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying indexes stocks, i.e., the stocks comprising the underlying indexes to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Securities Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Amount Payable on Your Securities Is Not Linked to the Value of the Underlying Indexes at Any Time Other than the Valuation Date
▪
The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Index
▪
You Are Exposed to the Market Risk of Each Underlying Index
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
Your Securities May Not Have an Active Trading Market
▪
If the Value of the Underlying Indexes Change, the Market Value of Your Securities May Not Change in the Same Manner
▪
The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying Indexes or Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the EURO STOXX 50® Index

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 37:

Risks Relating to Securities Linked to Underliers

▪
Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
Even Though Currencies Trade Around-The-Clock, Your Securities Will Not
▪
If Your Notes Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between each underlying index publisher and the issuer, see “The Underliers — Russell 2000® Index” and “The Underliers — EURO STOXX 50® Index” on pages S-76 and S-33 of the accompanying underlier supplement no. 37, respectively.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.